Exhibit 99.1

Contacts:	Dolph Baker, Chairman and CEO
Max P. Bowman, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS REPORTS FIRST QUARTER FISCAL 2022 RESULTS

RIDGELAND, Miss. (September 28, 2021) - Cal-Maine Foods, Inc. (NASDAQ: CALM) today reported results for the first quarter of fiscal 2022 (thirteen weeks) ended August 28, 2021.

Net sales in the first quarter of fiscal 2022 increased to $331.7 million compared to $292.8 million in the first quarter of fiscal 2021. The Company reported a net loss of $18.0 million, or $0.37 per basic and diluted common share, for the first quarter of fiscal 2022, compared to a net loss of
$19.4 million, or $0.40 per basic and diluted common share, for the first quarter of fiscal 2021.

Dolph Baker, chairman and chief executive officer of Cal-Maine Foods, Inc., stated, “Our results for the first quarter of fiscal 2022 reflect challenging market conditions. While we reported a
13.3 percent increase in sales compared to the prior-year period, our results were affected by lower conventional egg sale volumes that partially offset a higher average conventional egg selling price. Our shell egg average selling price increased to $1.24 per dozen in the first quarter from $1.08 per dozen in the prior-year period. Our first quarter gross margins reflect higher production costs primarily related to a significant increase in feed costs compared to the prior-year period.

“Retail demand for shell eggs has declined from the high levels we saw during the most restrictive shutdown phases of the pandemic. In the first quarter 2022, total dozens sold decreased 1.7 percent versus the prior-year period to 259.4 million. As restaurants started to return to normalized schedules and consumers began to resume out-of-home dining, food service demand showed improvement, resulting in a more balanced demand for shell eggs.

“Hen numbers reported by the USDA as of September 1, 2021, were 319.5 million, which is approximately the same as the prior year. The USDA also reported that the hatch from April 2021 through August 2021 increased 2.1 percent compared to the prior-year period. As of September 1, 2021, eggs in incubators were down 4.9 percent from last year.

"For the first quarter of fiscal 2022, specialty egg sales totaled $138.7 million, accounting for
43.0 percent of total shell egg revenue, compared with $129.2 million, or 45.2 percent, for the prior-year quarter. Specialty egg dozens sold were 28.9 percent of total dozens sold in the first quarter fiscal 2022, compared with 26.0 percent in the first quarter of fiscal 2021. Higher specialty egg revenue reflects an
8.9 percent increase in specialty dozens sold in the first quarter of fiscal 2022 compared to the prior-year period.

"An important competitive advantage for Cal-Maine Foods is our ability to meet our customers’ evolving needs with a favorable product mix of conventional, cage-free, organic and other specialty eggs and egg products. We have enhanced our efforts to provide free-range and pasture-raised eggs that meet consumers’ evolving choice preferences. While a small part of our current business, the free-range and pasture-raised eggs we produce and sell represent attractive offerings to a subset of consumers, and therefore our customers, and help us continue to serve as the trusted provider of quality food choices.

“Additionally, as customer demand has evolved in line with state requirements for cage-free eggs, we continue to expand our production capacity in anticipation of future customer purchase decisions. As previously announced, at the beginning of the first quarter, we completed the purchase of the remaining 50 percent membership interest in Red River Valley Egg Farm, LLC, adding an additional 1.7 million cage-free laying hens and pullet capacity. Since 2008, we have invested more than
$482 million in facilities, equipment, and related operations to expand our cage-free production and distribution capabilities. Importantly, we have maintained a strong financial position with the flexibility to continue to make the necessary investments in our operations in line with expected demand.

“For the first quarter of fiscal 2022, we reported an operating loss of $39.7 million compared with an operating loss of $27.2 million for the same period in the prior fiscal year. Farm production costs per dozen produced for the first quarter of fiscal 2022 were up 25.4 percent compared to the first quarter of fiscal 2021, an increase primarily tied to higher feed costs, which were up 40.5 percent compared with

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CALM Reports First Quarter Fiscal 2022 Results

September 28, 2021

the prior-year period. For the first quarter of fiscal 2022, the average Chicago Board of Trade (“CBOT”) daily market price was $5.96 per bushel for corn and $364 per ton for soybean meal, representing an increase of 81.8 percent and 26.1 percent, respectively, compared to the average daily CBOT prices for the first quarter of fiscal 2021. Corn and soybean supplies remained tight relative to demand, primarily related to higher export demand, as well as weather-related shortfalls in production and yields. We expect market prices to remain elevated and volatile relative to historical prices at least for the short term given the ongoing disruptions related to the COVID-19 global pandemic, weather fluctuations and geopolitical issues.

“While we continue to face a challenging environment, our operations are running well, and we look forward to the opportunities ahead for Cal-Maine Foods in fiscal 2022. We are confident in our growth strategy to provide a favorable product mix, expand our specialty egg production, increase our capacity for cage-free production and manage our operations in an efficient and sustainable manner. We believe we are well-positioned with sufficient capital to fund internal expansion projects and consider potential acquisitions to support our growth. Above all, we will strive to meet the demands of our valued customers and deliver greater value to our shareholders,” added Baker.

Pursuant to Cal-Maine Foods’ variable dividend policy, for each quarter in which the Company reports net income, the Company pays a cash dividend to shareholders in an amount equal to one-third of such quarterly income. Following a quarter for which the Company does not report net income, the Company will not pay a dividend with respect to that quarter or for a subsequent profitable quarter until the Company is profitable on a cumulative basis computed from the date of the last quarter for which a dividend was paid. Therefore, the Company will not pay a dividend with respect to the first quarter of fiscal 2022. As of August 28, 2021, the total cumulative loss to be recovered before payment of a dividend was $22.3 million.

Select operating statistics for the first quarter of fiscal 2022 compared with the prior year period are shown below:

	13 Weeks Ended
	August 28, 2021	August 29, 2020
Dozen Eggs Sold (000)	259,385	263,994
Dozen Eggs Produced (000)	236,458	231,161
% Specialty Sales (dozen)	28.9%	26.0%
% Specialty Sales (dollars)	43.0%	45.2%
Net Average Selling Price (per dozen)	$1.238	$1.078
Net Average Selling Price Specialty Eggs (per dozen)	$1.851	$1.880
Feed Cost (per dozen)	$0.545	$0.388

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing, marketing and distribution of fresh shell eggs, including conventional, cage-free, organic, free-range, pasture-raised and nutritionally enhanced eggs. The Company, which is headquartered in Ridgeland, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control. The factors that could cause actual results to differ materially from those projected in the forward-looking statements include, among others, (i) the risk factors set forth in the Company’s SEC filings (including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the demand for and market prices of shell eggs and feed costs, (iv) our ability to predict and meet demand for cage-free and other specialty eggs, (v) risks, changes or obligations that could result from our future acquisition of new flocks

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CALM Reports First Quarter Fiscal 2022 Results

September 28, 2021

or businesses and risks or changes that may cause conditions to completing a pending acquisition not to be met, (vi) risks relating to the evolving COVID-19 pandemic, and (vii) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com. Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. Further, the forward-looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof. Except as otherwise required by law, we disclaim any intent or obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

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CALM Reports First Quarter Fiscal 2022 Results

September 28, 2021

CAL-MAINE FOODS, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

(Unaudited)

(In thousands, except per share amounts)

SUMMARY STATEMENTS OF OPERATIONS

	13 Weeks Ended
	August 28, 2021	August 29, 2020
Net sales	$331,704	$292,782
Cost of sales	325,059	276,017
Gross profit	6,645	16,765
Selling, general and administrative	46,525	43,965
(Gain) Loss on disposal of fixed assets	(213)	23
Operating loss	(39,667)	(27,223)
Other income, net	5,803	1,698
Loss before income taxes	(33,864)	(25,525)
Income tax benefit	(15,838)	(6,126)
Net loss	$(18,026)	$(19,399)

Net loss per common share:
Basic	$(0.37)	$(0.40)
Diluted	$(0.37)	$(0.40)
Weighted average shares outstanding:
Basic	48,858	48,501
Diluted	48,858	48,501

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CALM Reports First Quarter Fiscal 2022 Results

September 28, 2021

CAL-MAINE FOODS, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

(Unaudited)

(In thousands)

SUMMARY BALANCE SHEETS

	August 28, 2021	May 29, 2021
ASSETS
Cash and short-term investments	$90,350	$169,510
Receivables, net	134,400	126,639
Inventories	226,470	218,375
Prepaid expenses and other current assets	9,249	5,407
Current assets	460,469	519,931

Property, plant and equipment, net	667,963	589,417
Other noncurrent assets	83,298	119,826
Total assets	$1,211,730	$1,229,174

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$96,709	$89,191
Current portion of lease obligations	834	906
Current liabilities	97,543	90,097

Lease obligations, less current maturities	1,299	1,472
Deferred income taxes and other liabilities	117,321	124,824
Stockholders' equity	995,567	1,012,781
Total liabilities and stockholders' equity	$1,211,730	$1,229,174

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